Exhibit 10.44

EXECUTION COPY

SMTC CORPORATION

And

MELLON INVESTOR SERVICES LLC

WARRANT AGREEMENT

Dated as of June 1, 2004

WARRANT AGREEMENT

- i -

WARRANT AGREEMENT (the “Agreement”) dated as of June 1, 2004 between SMTC Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Warrant Agent (the “Warrant Agent”).

WHEREAS, the Company proposes to issue 11,116,946 Common Stock Purchase Warrants, as hereinafter described (the “Warrants”), which in the aggregate entitle the holders of the Warrants to purchase 5,583,473 shares of the Common Stock par value $0.01 per share (the “Common Stock”), of the Company (the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”), in connection with the exchange for equity of certain debt (the “Exchange”) outstanding under the Amended and Restated Credit and Guarantee Agreement, dated as of July 27, 2000 (as amended, supplemented and otherwise modified from time to time, the “Credit Agreement”), among the Company, HTM Holdings, Inc., SMTC Manufacturing Corporation of Canada, the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”), Lehman Brothers Inc., as advisor, lead arranger and book manager, The Bank of Nova Scotia, as syndication agent, Lehman Commercial Paper Inc., as general administrative agent, The Bank of Nova Scotia, as Canadian administrative agent, Lehman Commercial Paper Inc., as collateral monitoring agent and General Electric Capital Corporation, as documentation agent;

WHERAS, in connection with the Exchange, the Lenders will also receive shares of Common Stock (such shares, the “New Common Stock” and together with the Warrant Shares, the “New Stock”) and exchange all series A, B, D and E warrants issued to the Lenders pursuant to the Warrant Agreement (such warrants being all of the warrants issued to the Lenders thereunder), dated as of December 31, 2002, between the Company and the Warrant Agent, the Company and the Warrant Agent will enter into this Warrant Agreement;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, transfer, exchange and exercise of Warrants and other matters as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. Appointment of Warrant Agent. The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement, and the Warrant Agent hereby accepts such appointment.

SECTION 2. Warrant Certificates. The certificates evidencing the Warrants (the “Warrant Certificates”) to be delivered pursuant to this Agreement shall be in registered form only and shall be substantially in the forms set forth in Exhibit A attached hereto.

SECTION 3. Execution of Warrant Certificates. Warrant Certificates shall be signed on behalf of the Company by its Chairman of the Board or its President or a Vice President and by its Secretary or an Assistant Secretary. Each such signature upon the Warrant Certificates may be in the form of a facsimile signature of the present or any future Chairman of the Board, President, Vice President, Secretary or Assistant Secretary and may be imprinted or otherwise reproduced on the Warrant Certificates and for that purpose the Company may adopt and use the facsimile signature of any person who shall have been Chairman of the Board, President, Vice President, Secretary or Assistant Secretary, notwithstanding the fact that at the time the Warrant Certificates shall be countersigned and delivered or disposed of he or she shall have ceased to hold such office.

In case any officer of the Company who shall have signed any of the Warrant Certificates shall cease to be such officer before the Warrant Certificates so signed shall have been countersigned by the Warrant Agent, or disposed of by the Company, such Warrant Certificates nevertheless may be countersigned and delivered or disposed of as though such person had not ceased to be such officer of the Company; and any Warrant Certificate may be signed on behalf of the Company by any person who, at the actual date of the execution of such Warrant Certificate, shall be a proper officer of the Company to sign such Warrant Certificate, although at the date of the execution of this Warrant Agreement any such person was not such officer.

Warrant Certificates shall be dated the date of countersignature by the Warrant Agent.

SECTION 4. Registration and Countersignature. Warrant Certificates shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned. The Warrant Agent shall, upon written instructions of the Chairman of the Board, the President, a Vice President, the Treasurer or the Chief Financial Officer of the Company, initially countersign, issue and deliver such number of Warrants as are set forth in such written instructions, and the Warrant Agent shall be fully protected in conclusively relying on such written instructions. Such written instructions shall not instruct the Warrant Agent to countersign Warrants entitling the holders thereof to purchase more than the number of Warrant Shares referred to above in the first recital hereof. The Warrant Agent shall also countersign and deliver Warrants as otherwise provided in this Agreement.

The Company and the Warrant Agent may deem and treat the registered holder(s) of the Warrant Certificates as the absolute owner(s) thereof (notwithstanding any notation of ownership or other writing thereon made by anyone), for all purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary.

SECTION 5. Registration of Transfers and Exchanges. The Warrant Agent shall from time to time, subject to the limitations set forth in this Section 5 and in Section 6 hereof, register the transfer of any outstanding Warrant Certificates upon the records to be maintained by it for that purpose, upon surrender thereof duly endorsed or accompanied (if so required by it) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, duly executed by the registered holder or holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney. Upon any such registration of transfer, a new Warrant Certificate shall be issued to the transferee(s) and the surrendered Warrant Certificate shall be cancelled by the Warrant Agent. Cancelled Warrant Certificates shall thereafter be disposed of by the Warrant Agent in its customary manner.

The Warrant holders agree that prior to any proposed transfer of the Warrants or of the Warrant Shares, if such transfer is not made pursuant to an effective Registration Statement under the Securities Act of 1933, as amended (the “Act”), the Warrant holder will deliver to the Company:

(1) an opinion of counsel that the Warrant or Warrant Shares may be transferred without registration under the Act.

(2) an investment covenant reasonably satisfactory to the Company signed by the proposed transferee;

(3) an agreement by such transferee to the impression of the restrictive investment legend set forth below on the Warrant or the Warrant Shares; and

(4) an agreement by such transferee to be bound by the provisions of this Agreement.

The Warrant holders agree that, until such time as there is a then effective Registration Statement under the Act covering the resale of the Warrant Shares, each certificate representing Warrant Shares will bear a legend in substantially the following form:

“The securities evidenced or constituted hereby have been acquired for investment and have not been registered under the Securities Act of 1933, as amended. Such securities may not be sold, transferred, pledged or hypothecated unless the registration provisions of said Act have been complied with or unless the Company has received an opinion of counsel that such registration is not required.”

Subject to the terms of this Agreement, Warrant Certificates may be exchanged at the option of the holder(s) thereof, when surrendered to the Warrant Agent at its office designated for such purpose, which is currently located at the address listed in Section 16 hereof, for another Warrant Certificate or other Warrant Certificates of like tenor and representing in the aggregate a like number of Warrants. Any holder desiring to exchange a Warrant Certificate shall deliver a written request to the Warrant Agent, and shall surrender, duly endorsed or accompanied (if so required by the Warrant Agent) by a written instrument or instruments of transfer in form satisfactory to the Warrant Agent, the Warrant Certificate or Certificates to be so exchanged. Warrant Certificates surrendered for exchange shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by such Warrant Agent in its customary manner.

The Warrant Agent is hereby authorized to countersign, in accordance with the provisions of this Section 5 and of Section 4 hereof, the new Warrant Certificates required pursuant to the provisions of this Section 5.

SECTION 6. Issuance of Warrants; Terms of Warrants: Exercise of Warrants.

The Company shall issue the Warrants to each Lender in the amounts set forth on Schedule A annexed hereto on June 1, 2004 (the “Issue Date”). The initial exercise price per share at which Warrant Shares shall be purchasable upon the exercise of Warrants (the “Exercise Price”) shall be $1.38. On the Issue Date, each Warrant shall be initially exercisable for one-half of one share of Common Stock.

Subject to the terms of this Agreement, each Warrant holder shall have the right, which may be exercised commencing at the opening of business on the Issue Date and until 5:00 p.m., New York City time on March 4, 2009 (the “Expiration Date”) (or, if such date is not a business day, on the next succeeding business day), to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the Exercise Price then in effect for such Warrant Shares. In the alternative, each Warrant holder may exercise its right, during the exercise period, to receive Warrant Shares on a net basis, such that, without the exchange of any funds, the holder receives that number of Warrant Shares otherwise issuable (or payable) upon exercise of its Warrants less that number of Warrant Shares having an aggregate fair market value (determined by reference to the Current Market Price (as defined in Section 10) of the Common Stock) on the date of exercise equal to the aggregate Exercise Price that would otherwise have been paid by the holder of the Warrant Shares. Each Warrant not exercised prior to 5:00 p.m., New York City time, on the Expiration Date shall become null and void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. No adjustments as to dividends will be made upon exercise of the Warrants.

A Warrant may be exercised upon surrender to the Company at the office of the Warrant Agent designated for such purpose, which is currently located at the address listed in Section 16 hereof, of (i) the certificate or certificates evidencing the Warrants to be exercised with the form of election to purchase on the reverse thereof duly and properly filled in and signed and such other documentation as the Warrant Agent or the Company may reasonably request, and (ii) payment to the Warrant Agent for the account of the Company of the Exercise Price as adjusted as herein provided, for the number of Warrant Shares in respect of which such Warrants are then exercised. Payment of the aggregate Exercise Price shall be made (i) in cash or by certified or official bank check payable to the order of the Company in New York Clearing House Funds, (ii) through the surrender of debt or preferred equity securities of the Company having a principal amount or liquidation preference, as the case may be, equal to the aggregate Exercise Price to be paid (the Company will pay the accrued interest or dividends on such surrendered debt or preferred equity securities in cash at the time of surrender notwithstanding the stated terms thereof), or (iii) in the manner provided in the second paragraph of this Section 6. The Warrant Agent shall have no duty (i) to determine or calculate the Exercise Price, (ii) confirm or verify the accuracy or correctness of the Exercise Price or (iii) confirm or verify the correctness or sufficiency of any payment of the Exercise Price made in accordance with items (ii) and (iii) of the preceding sentence; the Warrant Agent’s sole duty under this paragraph being the acceptance of the certificates evidencing the Warrants and taking possession for the benefit of the Company of the Exercise Price delivered to it by a Warrant holder.

Subject to the provisions of Section 7 hereof, upon such surrender of Warrants and payment of the Exercise Price, the Company shall issue and cause to be delivered with all reasonable dispatch to and in such name or names as the Warrant holder may designate, a certificate or certificates for the number of full Warrant Shares issuable upon the exercise of such Warrants; provided, however, that if any recapitalization, consolidation, merger or lease or sale of assets is proposed to be effected by the Company as described in Section 10(b)(2) hereof, or a tender offer or an exchange offer for shares of Common Stock of the Company shall be made, upon such surrender of Warrants and payment of the Exercise Price as aforesaid, the Company shall, as soon as possible, but in any event not later than two business days thereafter, issue and cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the Exercise Price.

The Warrants shall be exercisable, at the election of the holders thereof, either in full or from time to time in part and, in the event that a certificate evidencing Warrants is exercised in respect of fewer than all of the Warrant Shares issuable on such exercise at any time prior to the date of expiration of the Warrants, a new certificate evidencing the remaining Warrant or Warrants will be issued, and the Warrant Agent is hereby irrevocably authorized to countersign and to deliver the required new Warrant Certificate or Certificates pursuant to the provisions of this Section 6 and of Section 3 hereof, and the Company, whenever required by the Warrant Agent, shall supply the Warrant Agent with Warrant Certificates duly executed on behalf of the Company for such purpose. The Warrant Agent may assume that any Warrant presented for exercise is permitted to be so exercised under applicable law and shall have no liability for acting in reliance on such assumption.

All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Agent in its customary manner. The Warrant Agent shall account promptly to the Company with respect to Warrants exercised and concurrently pay to the Company all monies received by the Warrant Agent for the purchase of the Warrant Shares through the exercise of such Warrants.

The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders with reasonable prior written notice during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

SECTION 7. Payment of Taxes. The Company will pay all documentary stamp taxes attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided, however, that the Company shall not be required to pay any tax or governmental charge which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or charge or shall have established to the satisfaction of the Company that such tax or charge has been paid. The Warrant Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Warrant holder of applicable taxes and governmental charges unless and until the Warrant Agent is satisfied that all such taxes and/or charges have been paid.

SECTION 8. Mutilated or Missing Warrant Certificates. In case any of the Warrant Certificates shall be mutilated, lost, stolen or destroyed, the Company, at its expense, shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of the mutilated Warrant Certificate, or in lieu of and substitution for the Warrant

Certificate lost, stolen or destroyed, a new Warrant Certificate of like tenor and representing an equivalent number of Warrants, but only upon receipt of evidence reasonably satisfactory to the Company and the Warrant Agent of such loss, theft or destruction of such Warrant Certificate and indemnity, if requested, satisfactory to the Company and the Warrant Agent; provided that if the owner of the same is Lehman Brothers Inc. or any affiliate thereof or an institutional lender or investor with consolidated net worth of at least $100 million, its own agreement of indemnity shall be deemed to be satisfactory.

SECTION 9. Reservation of Warrant Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held in its treasury, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of shares of Common Stock which may then be deliverable upon the exercise of all outstanding Warrants. The Warrant Agent shall have no duty to verify availability of such shares set aside by the Company.

The Company or, if appointed, the transfer agent for the Common Stock (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. The Company will keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the stock certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company will supply such Transfer Agent with duly executed certificates for such purposes and will provide or otherwise make available any cash which may be payable as provided in this Agreement. The Company will furnish such Transfer Agent a copy of all notices of adjustments and certificates related thereto, transmitted to each holder pursuant to Section 12 hereof.

Before taking any action which would cause an adjustment pursuant to Section 10 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company will take any corporate action which may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants will, upon payment of the Exercise Price therefor and issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

SECTION 10. Adjustments.

(a) The rights of the holder of any Warrant, including the number of shares of Common Stock issuable upon the exercise of such Warrant and the Exercise Price payable on exercise of such Warrant, will be adjusted from time to time in the events and in the manner provided in, and in accordance with this Section 10 and for such purposes:

(1) “Adjustment Period” means in respect of each Warrant, the period commencing on the Issue Date thereof and ending on the Expiration Date.

(2) “Current Market Price”, on any date, means the average, during the period of 20 consecutive Trading Days ending on the second Trading Day before such date, of the average of the high and low prices per share at which the Common Stock has traded on such stock exchange on which the Common Stock is listed as may be selected for that purpose by the Board of Directors of the Company (the “Board of Directors”) or, if the Common Stock has not been listed on a stock exchange for such number of Trading Days, then such lesser number of Trading Days as the Common Stock has been so listed, or, if the Common Stock is not listed on any stock exchange, then in the over-the-counter market as reported by such other stock exchange or as quoted by the most commonly quoted or carried source of quotations for shares traded in the over-the-counter market, provided that if, on any such Trading Day, there are no such reported or quoted high and low prices, the average of the closing bid and asked prices per share for round lots of the Common Stock reported by such stock exchange or as quoted by the most commonly quoted or carried source of quotations for shares traded in the over-the-counter market, for such Trading Day shall be utilized in computing such average, and provided further that if the Common Stock is not listed on any stock exchange or traded in any over-the-counter market, then the Current Market Price of the Common Stock shall be determined by the Board of Directors;

(3) “Exchange Rate” means the rate at which Common Stock is issuable upon the exercise of any Warrant, which rate, subject to adjustment in accordance with this Agreement, is one-half of one share of Common Stock for each Warrant as of the date hereof;

(4) “Trading Day”, with respect to any stock exchange or over-the-counter market, means a day on which shares may be traded through the facilities of such stock exchange or in such over-the-counter market, and, otherwise, means a day on which shares may be traded through the facilities of the principal stock exchange on which the Common Stock is listed (or, if the Common Stock is not listed on any stock exchange, then in the over-the-counter market).

(b) The following provisions shall govern the adjustment of the Exchange Rate.

(1) The Exchange Rate in effect at any date will be subject to adjustment from time to time and whenever at any time during the Adjustment Period, the Company shall (i) subdivide or redivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (ii) consolidate, combine or reduce the outstanding shares of Common Stock into a lesser number of shares of Common Stock, or (iii) issue Common Stock or other securities of the Company that are convertible into Common Stock (“convertible securities”) to all or substantially all of the holders of Common Stock or convertible securities (as the case may be) by way of a stock dividend or other distribution. In any such event, the Exchange Rate will, on the effective date of such event, be adjusted so that it will equal the rate determined by multiplying the Exchange Rate in effect immediately prior to such date by a fraction, of which the denominator shall be the total number of shares of Common Stock and Exchangeable Shares of SMTC Manufacturing Corporation of Canada (“Exchangeable Shares”) outstanding on such date before giving effect to such event, and of which the numerator shall be the total number of shares of Common Stock and Exchangeable Shares outstanding on such date after giving effect to such event. Such adjustment will be made successively whenever any such event shall occur and any such issue of Common Stock or convertible securities by way of a stock dividend is deemed to have occurred on the record date for the stock dividend for the purpose of calculating the number of outstanding shares of Common Stock under this Section 10(b)(1). To the extent that this Section 10(b)(1) has become operative because of an issue of convertible securities referred to in clause (iii) above, the number of shares of Common Stock obtainable under each Warrant shall be readjusted based on the number of shares of Common Stock issuable upon conversion or exchange of such convertible or exchangeable securities.

(2) If and whenever at any time during the Adjustment Period, there is (i) any reclassification of the Common Stock at any time outstanding, any change of the Common Stock into other shares or any other capital reorganization of the Company (other than as described in Section 10(b)(1)), (ii) any consolidation, amalgamation, arrangement, merger or other form of business combination of the Company with or into any other corporation resulting in any reclassification of the outstanding Common Stock, any change of the Common Stock into other shares or any other capital reorganization of the Company, or (iii) any sale, lease, exchange or transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation or entity, then, in each such event, each holder of any Warrant which is thereafter exercised will be entitled to receive, and shall accept, in lieu of the number of shares of Common Stock to which such holder was theretofore entitled upon such exercise, the kind and number or amount of shares or other securities or property which such holder would have been entitled to receive as a result of such event if, on the effective date thereof, such holder had been the registered holder of the number of shares of Common Stock to which such holder was theretofore entitled upon such exercise. If necessary as a result of any such event, appropriate adjustments will be made in the application of the provisions set forth in this Section 10 with respect to the rights and interests thereafter of the holders of Warrants to the end that the provisions set forth in this Section 10 will thereafter correspondingly be made applicable, as nearly as may reasonably be possible, in the relation to any shares or other securities or property thereafter deliverable upon the exercise or deemed exercise of any Warrant. Any such adjustments will be made by and set forth in a supplemental agreement hereto approved by the Board of Directors and shall for all purposes be conclusively deemed to be an appropriate adjustment.

(c) The following provisions shall govern the adjustment of the Exercise Price.

(1) The Exercise Price in effect at any date will be subject to adjustment from time to time if and whenever at any time during the Adjustment Period, the Company shall (i) subdivide or redivide the outstanding shares of Common Stock into a greater number of shares of Common Stock, (ii) consolidate, combine or reduce the outstanding shares of Common Stock into a lesser number of shares of Common Stock, or (iii) issue Common Stock to all or substantially all of the holders of Common Stock by way of a stock dividend or other distribution. In any such event, the Exercise Price will, on the effective date of such event, be adjusted so that it will equal the price determined by multiplying the Exercise Price in effect immediately prior to such date by a fraction, the numerator of which shall be the total number of shares of Common Stock and Exchangeable Shares outstanding on such date before giving effect to such event and the denominator of which shall be the total number of shares of Common Stock and Exchangeable Shares outstanding immediately after giving effect to such event. Such adjustment will be made successively whenever any such event shall occur.

(2) If and whenever at any time during the Adjustment Period, the Company shall fix a record date for the issue of rights, options or warrants to all or substantially all of the holders of Common Stock entitling the holders thereof, within a period expiring not more than 45 days after the date of the issue thereof, to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion or exchange price per share) less than 95% of the Current Market Price on the earlier of such record date and the date on which the Company announces its intention to make such issuance, then, in each such case, the Exercise Price will be adjusted immediately after such record date so that it will equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of shares of Common Stock and Exchangeable Shares outstanding on such record date plus a number of shares of Common Stock and Exchangeable Shares equal (without double counting) to the number arrived at by dividing the aggregate price of the total number of additional shares of Common Stock and Exchangeable Shares (without double counting) so offered for subscription or purchase (or the aggregate conversion or exchange price of the convertible or exchangeable securities so offered) by such Current Market Price, and of which the denominator shall be the total number of shares of Common Stock and Exchangeable Shares outstanding on such record date plus the total number of additional shares of Common Stock and Exchangeable Shares so offered for subscription or purchase (or into or for which the convertible or exchangeable securities so offered are convertible or exchangeable). If by the terms of such rights, options or warrants, there is more than one purchase, conversion or exchange price per share of Common Stock, the aggregate price of the total number of additional shares of Common Stock offered for subscription or purchase, or the additional conversion or exchange price of the convertible or exchangeable securities so offered, shall be calculated for the purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per share of Common Stock, as the case may be. Any Common Stock or Exchangeable Shares owned by or held for the account of the Company or any subsidiary of the Company shall be deemed not to be outstanding for the purpose of any such computation. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates or record dates referred to in Section 10(c)(3) are fixed within a period of 25 Trading Days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates. To the extent that any such rights, options or warrants are not so issued or any such rights, options or warrants are not exercised prior to the expiration thereof, the Exercise Price will then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based on the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock, including Exchangeable Shares) actually issued upon the exercise of such rights, options or warrants, as the case may be.

(3) If and whenever at any time during the Adjustment Period, the Company shall fix a record date for the making of a distribution to all or substantially all of the holders of Common Stock of:

(i)	shares of any class other than Common Stock whether of the Company or any other corporation;

(ii)	rights, options or warrants (other than rights, options or warrants exercisable by the holders thereof within a period expiring not more than 45 days after the date of issue thereof to subscribe for or purchase Common Stock (or other securities convertible into or exchangeable for Common Stock));

(iii)	evidences of indebtedness; or

(iv)	cash, securities or other property or assets.

then, in each such case, the Exercise Price will be adjusted immediately after such record date so that it will equal the price determined by multiplying the Exercise Price in effect on such record date by a fraction, of which the numerator shall be the total number of shares of Common Stock and Exchangeable Shares outstanding on such record date multiplied by the Current Market Price on the earlier of such record date and the date on which the Company announces its intention to make such distribution, less the aggregate fair market value (as determined by the Board of Directors at the time such distribution is authorized) of such shares or rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets distributed in such transaction to holders of Common Stock and Exchangeable Shares, and of which the denominator shall be the total number of shares of Common Stock and Exchangeable Shares outstanding on such record date multiplied by such Current Market Price. Any Common Stock or and Exchangeable Shares owned by or held for the account of the Company or any subsidiary of the Company shall be deemed not to be outstanding for the purpose of such computation. Such adjustment will be made successively whenever such a record date is fixed, provided that if two or more such record dates or record dates referred to in Section 10(c)(3) are fixed within a period of 25 Trading Days, such adjustment will be made successively as if each of such record dates occurred on the earliest of such record dates. To the extent that such distribution is not so made or to the extent that any such rights, options or warrants so distributed are not exercised prior to the expiration thereof, the Exercise Price will then be readjusted to the Exercise Price which would then be in effect if such record date had not been fixed or to the Exercise Price which would then be in effect based upon such shares or rights, options or warrants or evidences of indebtedness or cash, securities or other property or assets actually distributed or based upon the number or amount of securities or the property or assets actually issued or distributed upon the exercise of such rights, options or Warrants, as the case may be.

(d) The following provisions shall govern the adjustments described in this Section 10.

(1) In any case in which this Section 10 shall require that an adjustment shall become effective immediately after a record date for or effective date of an event referred to herein, the Company may defer, until the occurrence and consummation of such event, issuing to the holder of any Warrant exercised after such record date or effective date and before the occurrence and consummation of such event the additional shares of Common Stock or other securities or property issuable upon such exercise by reason of the adjustment required by such event, provided, however, that the Company will deliver to such holder, as soon as reasonably practicable after such record date or effective date, as applicable, an appropriate instrument evidencing such holder’s right to receive such additional Common Stock or other securities or property upon the occurrence and consummation of such event and the right to receive any dividend or other distribution in respect of such additional Common Stock or other securities or property declared in favor of the holders of record of Common Stock or of such other securities or property on or after the Exercise Date, or such later date as such holder would, but for the provisions of this Section 10(d), have become the holder of record of such additional Common Stock, warrants or of such other securities or property pursuant to Section 6.

(2) If the Company shall set a record date to determine the holders of the securities for the purpose of entitling them to receive any dividend or distribution or any subscription or exercise rights and shall, thereafter and before the distribution to such securityholders of any such dividend, distribution or subscription or exercise rights, legally abandon its plan to pay or deliver such dividend, distribution or subscription or exercise rights, then no adjustment in the number of shares of Common Stock obtainable upon exercise of any Warrant shall be required by reason of the setting of such record date.

(3) The adjustments provided for in this Section 10 are cumulative, shall, in the case of any adjustment to the Exchange Rate or the Exercise Price, be computed to the nearest one one-hundredth of a share of Common Stock and will apply (without duplication) to successive subdivisions, consolidations, distributions, issuances or other events resulting in any adjustment under the provisions of this Section 10, provided that, notwithstanding any other provision of this Section 10(d), no adjustment of the Exchange Rate or the Exercise Price will be required (i) unless such adjustment would require an increase or decrease of at least 1% in the Exchange Rate or the Exercise Price then in effect (provided, however, that any adjustment which by reason of this Section 10(d)(3) is not required to be made will be carried forward and taken into account in any subsequent adjustment), or (ii) in respect of any Common Stock or Exchangeable Shares issuable or issued pursuant to any option or share purchase plan of the Company or (iii) in respect of any shares of Common Stock or Exchangeable Shares issuable or issued pursuant to the units of which the Warrants were initially a part, or upon exercise of the Warrants.

(4) If any question arises with respect to the adjustments provided in this Section 10, such question shall be conclusively determined by the Company’s auditors or, if they are unable or unwilling to act, by such firm of chartered accountants as is appointed by the Company. Such accountants shall have access to all necessary records of the Company and such determination shall be binding upon the Company, the Warrant Agent and all holders of Warrants.

(5) All shares of any class or other securities or property which a holder of Warrants is at the time in question entitled to receive on the full exercise of such holder’s Warrants, whether or not as a result of adjustments made pursuant to this Section 10 shall, for the purposes of the interpretation of this Agreement, be deemed to be Common Stock which such holder is entitled to subscribe for pursuant to the exercise of such Warrants.

(6) If and whenever at any time during the Adjustment Period, the Company shall take any action affecting or relating to the Common Stock, other than any action described in this Section 10, which in the opinion of the Board of Directors, would adversely affect the rights of any holders of Warrants, the Exchange Rate and/or the Exercise Price will be adjusted by the Board of Directors in such manner, if any, and at such time, as the Board of Directors, may in their sole discretion determine to be equitable in the circumstances to such holders.

(7) As a condition precedent to the taking of any action which would require an adjustment in any of the rights under the Warrants, the Company will take any action which may, in the opinion of counsel to the Company, be necessary in order that the Company, or any successor to the Company or successor to the undertaking or assets of the Company, will be obligated to and may validly and legally issue all the Common Stock or other securities or property which the holders of Warrants would be entitled to receive thereafter on the exercise thereof in accordance with the provisions hereof.

(8) At least seven days before the earlier of the effective date of or record date for any event referred to in this Section 10 that requires or might require an adjustment in any of the rights under the Warrants or such longer notice period as may be applicable in respect of notices required to be delivered by the Company to holders of Common Stock, the Company will:

(i)	file with the Warrant Agent a certificate of the Company specifying the particulars of such event and, to the extent determinable, any adjustment required and the computation of such adjustment; and

(ii)	give notice to the holders of Warrants of the particulars of such event and, to the extent determinable, any adjustment required and a description of how such adjustment will be calculated.

Such notice need only set forth such particulars as have been determined at the date such notice is given. If any adjustment for which such notice is given is not then determinable, promptly after such adjustment is determinable the Company will:

(i)	file with the Warrant Agent a certificate of the Company showing the computation of such adjustment; and

(ii)	give notice to the holders of Warrants of such adjustment.

Where a notice pursuant to this Section 10(d)(8) has been given, the Warrant Agent shall be entitled to act and rely on any adjustment calculation of the Company or the Company’s auditors.

(9) The Warrant Agent shall not:

(i)	have any duties or responsibilities under this Section 10, including, but not limited to, determining when an adjustment under this Section 10 should be made, how such adjustments should be made or what the adjustments should be;

(ii)	have any duty to determine whether the adjustments contained in any provision of any supplemental Warrant Agreement pursuant to Section 10(b)(2) above are correct;

(iii)	at any time be under any duty or responsibility to any holder of Warrants to determine whether any facts exist which may require any adjustment in the Exchange Rate or the Exercise Price, or with respect to the nature or extent of any such adjustment when made, or with respect to the method employed in making same;

(iv)	be accountable with respect to the validity or value (or the kind or amount) of any Common Stock or of any shares or other securities or property which may at any time be issued or delivered upon the exercise or deemed exercise of any Warrant; or

(v)	be responsible for any failure of the Company to make any cash payment or to issue, transfer or deliver Common Stock or certificates representing Common Stock upon the surrender of any Warrant for the purpose of exercise, or to comply with any of the covenants contained in this Section 10.

SECTION 11. Fractional Interests.

(a) The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 11, be issuable on the exercise of any Warrants (or specified portion thereof), the number of Warrant Shares which would be issued upon exercise of a Warrant shall be rounded up to the nearest whole number.

(b) Warrants may be issued in fractional interests. Holders of fractional interests in Warrants will be entitled to purchase a number of Warrant Shares equal to the product obtained by multiplying the number of Warrant Shares issuable with respect to a full Warrant multiplied by the fractional interest owned by such holder in the Warrant.

(c) Whenever a payment for fractional Warrant Shares is to be made by the Warrant Agent, the Company shall (i) promptly prepare and deliver to the Warrant Agent a certificate setting forth in reasonable detail the facts related to such payment and the prices and/or formulas utilized in calculating such payments, and (ii) provide sufficient monies to the Warrant Agent in the form of fully collected funds to make such payments. The Warrant Agent shall be fully protected in relying upon such a certificate and shall have no duty with respect to, and shall not be deemed to have knowledge of any payment for fractional Warrant Shares under any Section of this Agreement relating to the payment of fractional Warrant Shares unless and until the Warrant Agent shall have received such a certificate and sufficient monies.

SECTION 12. Notices to Warrant holders. Upon any adjustment of the Exercise Price pursuant to Section 10, the Company shall promptly thereafter, and in any event within five days, (i) cause to be filed with the Warrant Agent a certificate executed by the Chief Financial Officer of the Company setting forth the Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, and (ii) cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 12. The Warrant Agent shall be fully protected in relying on any such certificate and on any adjustment therein contained and shall have no duty with respect to and shall not be deemed to have knowledge of such adjustment unless and until it shall have received such certificate.

In case:

(a) the Company shall authorize the issuance to all holders of shares of Common Stock of rights, options or warrants to subscribe for or purchase shares of Common Stock or of any other subscription rights or warrants; or

(b) the Company shall authorize the distribution to all holders of shares of Common Stock of evidences of its indebtedness or assets (other than regular cash dividends or dividends payable in shares of Common Stock or distributions referred to in subsection (a) of Section 10 hereof); or

(c) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance or transfer of the properties and assets of the Company substantially as an entirety, or of any reclassification or change of Common Stock issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for shares of Common Stock; or

(d) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(e) the Company proposes to take any action (other than actions of the character described in Section 10(a) hereof) which would require an adjustment of the Exercise Price pursuant to Section 10 hereof;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the registered holders of the Warrant Certificates at his address appearing on the Warrant register, at least 20 calendar days (or 10 calendar days in any case specified in clauses (a),(b) or (e) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (i) the date as of which the holders of record of shares of Common Stock to be entitled to receive any such rights, options, warrants or distribution are to be determined, or (ii) the initial expiration date set forth in any tender offer or exchange offer for shares of Common Stock, or (iii) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of shares of Common Stock shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 12 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders thereof the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of Directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

SECTION 13. Merger, Consolidation or Change of Name of Warrant Agent. Any person into which the Warrant Agent may be merged or with which it may be consolidated, or any person resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any person succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such person would be eligible for appointment as a successor warrant agent under the provisions of Section 15. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent;

and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

SECTION 14. Warrant Agent. The Warrant Agent undertakes the duties and obligations imposed by this Agreement (and no implied duties or obligations shall be read into this Agreement against the Warrant Agent) upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as herein otherwise provided.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel of its own selection (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted to be taken by it hereunder accordance with the opinion or the advice of such counsel.

(d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, certificate of shares, notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument (whether in its original or facsimile form) believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees (i) to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent (including fees and expenses of its counsel) and to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges and disbursements of any kind and nature incurred by the Warrant Agent in the preparation, delivery, execution, administration and amendment of this Agreement and the exercise and performance of its duties hereunder and (ii) to indemnify the Warrant Agent (and any predecessor Warrant Agent) and save it harmless against any and all claims (whether asserted by the Company, a holder or any other person), damages, losses, fines, penalties, settlements, expenses (including taxes other than taxes based on the income of the Warrant Agent), liabilities, including judgments, costs and counsel fees and expenses, for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution of this Agreement and the acceptance and administration of this Agreement, except as a result of its gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction). The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The provisions of this Section 14 shall survive the expiration of the Warrants, the termination of this Agreement and the resignation or removal of the Warrant Agent.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrant Certificates shall furnish the Warrant Agent with reasonable security and indemnity satisfactory to it for any costs and expenses which may be incurred, but this provision shall not limit the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any stockholder, affiliate, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. The Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in connection with this Agreement except for its own gross negligence or willful misconduct, each as finally determined by a court of competent jurisdiction. Anything to the contrary notwithstanding, in no event shall the Warrant Agent be liable for special, punitive, indirect, consequential or incidental loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damage. Any liability of the Warrant Agent under this Agreement will be limited to the amount of fees paid by the Company to the Warrant Agent.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) Notwithstanding anything in this Agreement to the contrary, neither the Company nor the Warrant Agent shall have any liability to any holder of a Warrant or other person as a result of its inability to perform any of its obligations under this Agreement by reason of any preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, or any statute, rule, regulation or executive order promulgated or enacted by any governmental authority prohibiting or otherwise restraining performance of such obligation; provided that the Company must use its reasonable best efforts to have any such order, decree or ruling lifted or otherwise overturned as soon as possible.

(k) With respect to the exercise by a holder of any Warrants in accordance with the terms of this Agreement and with respect to any other actions or omissions that may arise as a result of or under this Agreement, to the extent the Warrant Agent has any questions or uncertainties as to what actions it should take with respect thereto, the Warrant Agent may seek written direction from the Company as to what course of action the Warrant Agent should take and the Warrant Agent shall be fully protected and incur no liability in refraining from taking any action thereunder unless and until the Warrant Agent has received such written direction from the Company. Any application by the Warrant Agent for such written instructions from the Company may, at the option of the Warrant Agent, set forth in writing any action proposed to be taken or omitted by the Warrant Agent under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Warrant Agent shall not be liable for any action taken by, or omission of, the Warrant Agent in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three business days after the date any officer of the Company actually receives such application, unless any such officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Warrant Agent shall have received written instructions in response to such application specifying the action to be taken or omitted.

(l) No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

(m) Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, a Vice President, the Treasurer or the Secretary of the Company and delivered to the Warrant Agent; and such certificate shall be full authorization and protection to the Warrant Agent for any action taken or suffered by it under the provisions of this Agreement in reliance upon such certificate.

(n) The Warrant Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman of the Board, the President, a Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and such instructions shall be full authorization and protection to the Warrant Agent, and the Warrant Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with instructions of any such officer.

(o) The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, absent gross negligence or willful misconduct (each as finally determined by a court of competent jurisdiction) in the selection and continued employment thereof.

SECTION 15. Change of Warrant Agent. The Warrant Agent or any successor Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company. Upon such resignation or if the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the registered holder of any Warrant Certificate may apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. Such successor to the Warrant Agent must be approved by the Company, which shall not unreasonably withhold such approval. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the former Warrant Agent upon payment of all fees and expenses due it and its agents and counsel shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 15, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

SECTION 16. Notices to Company and Warrant Agent. Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant Certificate to or on the Company shall be sufficiently given or made when and if delivered by facsimile transmission (provided confirmation of receipt is received immediately thereafter) or deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

SMTC Corporation

635 Hood Road

Markham, Ontario, Canada L3R 4N6

Attention: President

Facsimile No.: (905) 479-5326

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the office of the Warrant Agent designated for such purpose.

Any notice pursuant to this Agreement to be given by the Company or by the registered holder(s) of any Warrant Certificate to the Warrant Agent shall be sufficiently given when and if delivered by facsimile transmission (provided confirmation of receipt is received immediately thereafter) or deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company) to the Warrant Agent as follows:

Mellon Investor Services LLC

500 Grant Street, Room 2122

Pittsburgh, PA 15258

Attention: Relationship Manager

Facsimile No.:(412) 236-8157

with a copy to:

Mellon Investor Services LLC

85 Challenger Road

Ridgefield Park, NJ 07660

Attention: General Counsel

Facsimile No.: (201) 296-4004

SECTION 17. Supplements and Amendments. The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrant Certificates in order to cure any ambiguity or to correct or supplement any provision contained herein which may, in the reasonable discretion of the Company and Warrant Agent, be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable, in their reasonable discretion, provided, that any such supplements or amendments shall not in any way adversely affect the interests of any of the holders of Warrant Certificates. Prior to executing any such supplement or amendment, the Warrant Agent shall be entitled to rely on an officer’s certificate of the Company to the effect that such amendment or supplement complies with the terms of this Section. Notwithstanding anything in this Agreement to the contrary, the prior written consent of the Warrant Agent must be obtained in connection with any supplement or amendment which alters the rights or duties of the Warrant Agent. Except as expressly set forth above in this Section 17, this Agreement may not be amended, modified or supplemented.

SECTION 18. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 19. Termination. This Agreement will terminate on any earlier date if all Warrants have been exercised or expired without exercise. The provisions of Section 14 hereof shall survive such termination.

SECTION 20. Governing Law; Submission to Jurisdiction: Waiver of Jury Trial. This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of said State. Each party hereto hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in New York City for purposes of all legal proceedings arising out of or relating to this agreement or the transactions contemplated hereby. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this agreement or the transactions contemplated hereby.

SECTION 21. Benefits of This Agreement. In addition to the Warrant Agent and the Company, the holders of Warrant Certificates are intended beneficiaries of the terms and provisions of this Agreement, including, without limitation, with respect to the terms and provision set forth in Sections 7, 8, 9, 10 and 12 hereof; provided, however, that nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of the Warrant Certificates any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of the Warrant Certificates.

SECTION 22. Counterparts. This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 23. Amendment and Exchange of Warrant Certificates. All Warrants issued and outstanding at the time of any amendments to this Warrant Agreement shall be deemed amended in accordance with such amendments to this Warrant Agreement. The Company, at its expense, shall issue and the Warrant Agent shall countersign, in exchange and substitution for and upon cancellation of any existing Warrant Certificates presented to the Company or the Warrant Agent, a new Warrant Certificate of like tenor, representing an equivalent number of Warrants and the terms of the amended Warrant Agreement.

SECTION 24. Notice of Amendments. Promptly after the execution by the Company and the Warrant Agent of any amendments pursuant to Section 17, the Company or the Warrant Agent shall give notice thereof to the Warrant holders affected, in the manner provided for in Section 12.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

SMTC Corporation

By	/s/ John Caldwell
Name:	John Caldwell
Title:	President and Chief Executive Officer

MELLON INVESTOR SERVICES LLC

By	/s/ Kathryn M. Eismont
Name:	Kathryn M. Eismont
Title:	Vice President

SCHEDULE A

NEW WARRANTS ISSUED

Name of Lender	Number of New Warrants Issued to Lender

Lehman Commercial Paper Inc.	1,984,074

AMMC CDO I, Limited	36,617

AMMC CDO II, Limited	37,556

The Bank of Nova Scotia	2,345,412

General Electric Capital Corp.	2,211,649

IBM Canada, Ltd.	2,019,126

SPCP, LLC	2,532,513

EXHIBIT A

[Form of Warrant Certificate]

[Face]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SAID SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.

EXERCISABLE ON OR BEFORE 5:00 P.M. NEW YORK CITY TIME ON MAY     , 2009.

No.                                   Warrants

Warrant Certificate

SMTC CORPORATION

This Warrant Certificate certifies that                                                              , or registered assigns, is the registered holder of                      Common Stock Purchase Warrants expiring March 4, 2009 (the “Warrants”) to purchase Common Stock, par value $0.01 per share (the “Common Stock”), of SMTC Corporation, a Delaware corporation (the “Company”). Each Warrant entitles the holder upon exercise to receive from the Company on or before 5:00 p.m. New York City Time on March 4, 2009, that number of fully paid and nonassessable shares of Common Stock (each, a “Warrant Share”) as set forth below at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement referenced below payable in lawful money of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. Notwithstanding the foregoing, Warrants may be exercised without the exchange of funds pursuant to the net exercise provisions of Section 6 of the Warrant Agreement.

Each Warrant is initially exercisable for one-half of one share of Common Stock, and the initial Exercise Price per share of Common Stock for any Warrant is equal to $1.38 per share. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Warrants may be exercised at any time on or before 5:00 p.m. New York City Time on March 4, 2009 and to the extent not exercised by such time such warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed and construed in accordance with the internal laws of the State of New York.

IN WITNESS WHEREOF, SMTC Corporation has caused this Warrant Certificate to be signed by its President and by its Chief Financial Officer.

SMTC Corporation

By:
[Name]
President

By:
[Name]
Chief Financial Officer

Countersigned:

Dated:

Mellon Investor Services LLC, as Warrant Agent

By:
Authorized Signatory

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring March 4, 2009 entitling the holder on exercise to receive shares of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”), and are issued or to be issued pursuant to a Warrant Agreement dated as of June 1, 2004 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Warrant Agreement”), duly executed and delivered by the Company to Mellon Investor Services LLC, a New Jersey limited liability company, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

Warrants may be exercised at any time on or before 5:00 p.m. New York City time on March 4, 2009. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement at the office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his assignee a new Warrant Certificate evidencing the number of Warrants not exercised. No adjustment shall be made for any dividends on any Common Stock issuable upon exercise of this Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof and the number of shares of Common Stock issuable upon exercise may be adjusted. No fractions of a share of Common Stock will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The holders of the Warrants are entitled to certain registration rights with respect to the Common Stock purchasable upon exercise thereof. Said registration rights are set forth in full in that certain Debt and Warrant Exchange Agreement dated as of June 1, 2004, among the Company and certain investors named therein. A copy of the Debt and Warrant Exchange Agreement may be obtained by the holder hereof upon written request to the Company.

The holders of the Warrants have certain restrictions on transfer as outlined in the Warrant Agreement.

Warrant Certificates, when surrendered at the office of the Warrant Agent designated for such purpose by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another

Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Exercise

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                      shares of Common Stock and herewith tenders payment for such shares to the order of SMTC Corporation in the amount of $                     in accordance with the terms hereof unless the holder is exercising Warrants pursuant to the net exercise provisions of Section 6 of the Warrant Agreement. The undersigned requests that a certificate for such shares be registered in the name of                     , whose address is                      and that such shares be delivered to                      whose address is                                      . If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of             , whose address is             , and that such Warrant Certificate be delivered to                         , whose address is                         .

Signature:

Date:

Signature Guaranteed: